JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement” or the “JVA”) is made on this 16th day of February, 2012, by and among:

BOOMERANG MP HOLDINGS INC., a Corporation duly organized and existing under the laws of the State of New Jersey, and having its registered office at 30B Vreeland Road, Florham Park, New Jersey 07932 (“Boomerang”);

STOKES INDUSTRIES-USA, LLC, a limited liability company duly organized and existing under the laws of the State of North Carolina, and having its registered office at 2256 Sharon Lane, Charlotte, North Carolina 28211 (“Stokes”);

(Boomerang and Stokes shall individually be referred to as a “Party” and collectively as the “Parties”.)

WHEREAS:

(A)	The Parties desire to form a joint venture for the purposes of marketing, selling, and installing Mechanical Parking Systems in North America (collectively the “Mechanical Parking Systems”). For purposes of this Agreement, the Mechanical Parking Systems shall consist of Stackers (cantilevers, no post and 4 post), and Puzzle Park a/k/a Lift Slide systems.

(B)	The Parties enter into this Agreement to set out the terms governing their investment in the JVC and their relationship as members of the JVC.

Now, therefore, it is agreed as follows:

ARTICLE 1

DEFINITIONS

In this Agreement, unless otherwise clearly indicated by the context, the following expressions shall have the following meanings:

1.1	An “Affiliate” of a Party shall mean any corporation, association, or other entity which, directly or indirectly, controls the Party or is controlled by the Party or is under common control with the Party, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of an entity through the ownership of voting securities or otherwise, including, without limitation, having the power to elect a majority of the board of directors or other governing body of such entity.

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1.2	“Units” shall mean the membership interests issued by the JVC to Boomerang and Stokes, each as 50 percent owners.

1.3	“JVC” shall mean the joint venture company to be formed pursuant to Article 2 of this Agreement.

ARTICLE 2

COMPANY TO BE INCORPORATED

2.1	The Parties shall incorporate under the laws of the State of New Jersey, a New Jersey limited liability company, named “Boomerang-Stokes Mechanical Parking LLC” dba “Boomerang Mechanical Parking” with tag line “Engineered by Stokes” (hereinafter referred to as the “JVC”).

The principal office of the JVC shall be located at 30B Vreeland Road, Florham Park, New Jersey 07932.

2.2	The duration of the JVC shall be perpetual subject to the provisions of this Agreement.

2.3	The purpose of the JVC will be to engage in the following business activities:

(a)	the marketing, selling, engineering, procurement, installation, and maintenance of Mechanical Parking Systems in North America; and

(b)	any and all acts, things, business and activities which are related, incidental or conducive, directly or indirectly, to the attainment of the foregoing objectives.

ARTICLE 3

CAPITAL CONTRIBUTION/OWNERSHIP OF INTEREST/FINANCIAL
CONTRIBUTION

3.1	Stokes Contribution. Stokes has significant experience with Mechanical Parking Systems and this experience along with key long standing relationships with suppliers and vendors in the Mechanical Parking Systems industry competitively positions Stokes in being able to provide the following services on a project compensated basis in relation to Mechanical Parking Systems:

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•	Engineering Services (product basis and project basis)

•	Product Procurement Services

•	Project Management Services

•	Installation Services

•	Ongoing Maintenance Services, as required by the particular customer in accordance with such customer agreement

Stokes shall also license the names Stokes and Stokes Industries (the “Stokes Names”) to the JVC for use in North America on a royalty free, non-exclusive basis, during the term of this Agreement. Stokes represents and warrants that the JVC shall have full right to use the name in conducting the business and affairs of the JVC and that Stokes has not allowed and will not during the term of this Agreement allow the use of the Stokes Names to be used directly or indirectly with any business that is the same or similar to that of the JVC. Further, Stokes represents and warrants that the Stokes Names are not subject to any bankruptcy or liquidation proceedings, or pending or threatened litigations. Stokes also represents and warrants that it has not provided any distribution rights to any third parties for the purposes of selling, marketing and/or distributing Mechanical Parking Systems or such other products.

3.2	Boomerang Contribution. It is anticipated that the JVC will require a minimum of $250,000 of capital (the “Initial Capital”) to fund initial operations and marketing efforts during the initial two (2) year period of the JVC, until agreed upon benchmarks are reached. These benchmarks will be mutually agreed upon simultaneously upon execution of this Agreement. The Initial Capital will be in the form of an equity contribution made by Boomerang, and shall be contributed by Boomerang at such times and amount as needed in accordance with Marketing Plan, attached hereto and made a part hereof as Exhibit “A”, which shall take into account the particular needs for such portion of Initial Capital.

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Boomerang shall also license the name Boomerang (the “Boomerang Name”) to the JVC for use in North America on a royalty free, non-exclusive basis, during the term of this Agreement. Boomerang represents and warrants that the JVC shall have full right to use the name in conducting the business and affairs of the JVC and that Boomerang has not allowed and will not during the term of this Agreement allow the use of the Boomerang Name to be used directly or indirectly with any business that is the same or similar to that of the JVC. Further, Boomerang represents and warrants that the Boomerang Name is not subject to any bankruptcy or liquidation proceedings, or pending or threatened litigations.

3.3	Any funds required by the JVC beyond the Initial Capital referred to in Article 3.2 of this Agreement shall be obtained through debt financing by the JVC as set forth herein without recourse (if possible) to the Parties. Boomerang expects that it can arrange financing on behalf of the JVC at competitive rates to fund additional capital requirements of the JVC for the purposes of additional operating expenses, inventory or customer project financing. All such arrangements will be mutually agreed to by the Parties. Except as otherwise agreed upon by the Parties, no Party shall be obligated to contribute any cash or property to the JVC or extend any financial assistance to the JVC. Notwithstanding the foregoing, it is intended that the JVC will require customers to pay advance deposits and subsequent progress payments in order to fund the procurement of Mechanical Parking Systems. However, it is recognized that many customers will not be comfortable paying such deposits. To mitigate this concern, Boomerang will, if necessary, provide a corporate guarantee to such customer that the JVC will perform its obligations under the particular customer contract, provided, however, that prior to providing such corporate guarantee, the Parties shall agree on the associated obligations of the JVC as well as the respective Parties.

In the event that Boomerang performs on behalf of the JVC, and the JVC does not meet its obligations, then in such instance, Stokes shall be responsible for reimbursing Boomerang for 50% of the JVC liability covered by Boomerang. In the event that Stokes is not able to meet this obligation, Boomerang shall have security in the JVC and any other collateral as mutually agreed to by the parties in advance. Stokes shall have an agreed-upon period of time, no shorter than 12 months, in which to reimburse such sums, together with interest at the Wall Street Journal prime rate, plus 2.00%.

3.4	Ownership. The Units of the JVC shall be owned equally by Boomerang and Stokes. Each of Boomerang and Stokes shall share equally in all profits, losses and expenses attributable to the JVC. Notwithstanding the foregoing, in the event that a Party pays an additional amount above the Initial Contribution (the “Additional Contribution”), then in such event, such Party shall first be paid its Additional Contribution, and any amounts necessary to be paid pursuant to a corporate guarantee referenced in Section 3.3 above.

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ARTICLE 4

MANAGEMENT AND OPERATIONS OF THE JVC

The Parties undertake to secure that the administration of the JVC is effected in accordance with the provisions of this Article 4 in addition to the relevant provisions of the Certificate of Formation of the JVC.

4.1	Board of Directors

(a)	The JVC shall be administered and managed by the Board of Directors (“Board”) which shall consist of four (4) directors, of which two (2) directors will be selected by Boomerang and two (2) directors shall be selected by Stokes. Members of the Board shall not be entitled to any compensation for their service on the Board. In case the position of a director becomes vacant for any reason, the Parties shall cause their Units to be voted to elect a person nominated by the respective Party who nominated the director whose position has become vacant, and such successor shall fill the remaining term of the predecessor.

(b)	Meetings of the Board shall be called by any member of the Board, and notice of said meetings shall be given as set forth in the Certificate of Formation of the JVC.

(c)	The Board shall hold four regular meetings annually, once a quarter (“Regular Board Meetings”) and shall hold additional meetings as necessary (“Special Board Meetings”), and such meetings shall be held in person, by video-telephone, Skype or such other electronic means determined by the Board.

(d)	The quorum for transacting business at any Regular Board Meeting or Special Board Meeting shall be three directors of the JVC present in person or by tele-conferencing. Any resolution or decision of the Board at any meeting of the Board shall be adopted by a vote of not less than three of the Directors.

(e)	Notwithstanding the provisions of Article 12, in the event of any deadlock or dispute with regard to either (i) a time-sensitive proposed decision or action to be taken, or (ii) an operating decision in which at least two directors desire an expedited decision, any director may require that the matter be submitted pursuant to this provision pursuant to the Expedited Procedures contained in the Commercial Arbitration Rules and Mediation Procedures of the American Arbitration Association. A determination make in such proceeding shall be binding, and it shall constitute the action of the Directors with respect to the decision or the proposed action;

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4.2	Managing Member

The Parties shall appoint a Managing Member of the JVC in their sole discretion, from one of the Directors, who shall represent the JVC and shall be in charge of the administration of all the daily business affairs of the JVC in accordance with the polices established by the Board and the members. The Parties hereby nominate Peter Anderes as the Managing Member.

4.3	General Meetings of Members

(a)	The Parties shall cause the Board of Directors to decide the time and place for convening all general meetings of Members in accordance with New Jersey law and shall give notice to the Members of such General Meeting. The Managing Member shall serve as the presiding officer of general meetings of Members. If the Managing Member is absent or fails to so serve, one of the other directors nominated by Boomerang shall act as chair.

(b)	The Parties agree that the following matters shall require the affirmative vote of Members holding at least a majority of the total voting Units represented at a Member’s meeting, provided that the affirmative vote represents a majority of the total issued and outstanding Units:

(i)	Amendment of the Certificate of Formation;

(ii)	Merger, consolidation, sale or transfer of the whole or of an important part of the business or assets of the JVC, including the sale, transfer, or license of intellectual property other than in the ordinary course of business;

(iii)	Repurchase or redemption of equity securities, or payment of dividends or other distributions on equity securities, except as provided herein and except for repurchases of stock held by officers, employees, directors, or consultants of the Company pursuant to agreement approved by the Board of Directors;

(iv)	Dissolution, liquidation, recapitalization, or reorganization of the JVC;

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(v)	Any fundamental change in the business or amendment to a business plan approved by the Board of Directors;

(vi)	Making, altering, or rescinding a contract for leasing the whole business, for giving authority to manage such business, or for sharing with another person all profits and losses;

(vii)	Assuming the entire business of another company in excess of $25,000.00;

(viii)	Entering into an agreement within two years of incorporation to acquire, for value equivalent to not less than one-twentieth of the capital of the JVC, property existing prior to its incorporation and intended to be continuously used for purposes of the business;

(ix)	Removal of a director or a statutory auditor or the representative director;

(x)	Issuance of Units;

(xi)	Reduction of paid-in capital;

(xii)	Continuation of the JVC after its dissolution or after it becomes dormant;

(xiii)	Issuance of convertible bonds or bonds with warrants to those who are not Members of the company;

4.4 Director of Mechanical Parking. Mechanical Parking Systems sales efforts by Boomerang and JVC personnel shall be managed by Peter Anderes (“Anderes”). Anderes shall train Boomerang sales staff on how to prospect and sell the Mechanical Parking Systems. Anderes will receive a draw of $12,000 per month (the “Draw”) paid to him in accordance with his Employment Agreement, attached hereto and made a part hereof as Exhibit “B”. In addition, the JVC will pay all reasonable travel expenses of Anderes for commuting to the New Jersey offices until it is determined where Anderes will reside. These reimbursement are limited to economy travel and an agreed upon per diem for food, hotel and transportation. It is anticipated that Anderes will spend 9 business days per month at the corporate offices in New Jersey, unless traveling elsewhere on other related business. It is currently anticipated that Anderes will be available in 3 day increments 3 times per month. Anderes will receive base compensation of 5% of gross sales payable to him (the “Base Compensation”). All such Base Compensation will be applied first toward the repayment of the Draw until repaid. After JVC sales reach $5 million, Anderes’ compensation will be reduced to 3%. Anderes as an officer is not entitled to a commission outside of this compensation. Anderes commissions shall be reduced by 1% in the event that the lead for a project was generated by Boomerang and reduced by 2% in the event that the lead for a project was generated by Boomerang and Boomerang provides material assistance for selling and closing the transaction. Anderes commissions shall be reduced to 3% on the first $5MM in sales and 2% thereafter in the event that Boomerang generated the lead and was primarily responsible for selling and closing the deal. In the event that the lead was generated and closed by the JVC by personnel managed by Anderes, then Anderes shall receive a commission of at least 3% in all cases.

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4.5 Accounting Function. Internal accounting will be prepared by the JVC, and a third party, agreed to by the Parties, will prepare financials and tax returns.

4.6 Office Location. Boomerang shall also provide work space, phone and internet in its New Jersey offices for use by up to three (3) JVC personnel at no charge to the JVC for a period of two (2) years from the date of this Agreement. One of these offices will be workspace available for Anderes while he is working in New Jersey.

ARTICLE 5

DESIGN, ENGINEERING & MANUFACTURING

5.1 Right of First Refusal. The JVC intends on utilizing Stokes and its suppliers for the purposes of sourcing engineering, product procurement, project management, installation and maintenance services related to Mechanical Parking Systems. Stokes shall be provided the right of first refusal to provide the Mechanical Parking Systems and these related services through its suppliers, provided that Stokes and such suppliers provide the Mechanical Parking Systems on a competitive basis. Notwithstanding the foregoing, in the event that Boomerang determines, in its reasonable discretion, that the Mechanical Parking Systems and related services are not being provided on a competitive basis, then Boomerang may identify third party suppliers for the purposes of providing the Mechanical Parking Systems and related services to the JVC.

ARTICLE 6

SALES AND MARKETING

6.1 JVC Identity & Branding. The JVC shall be branded as a division of Boomerang called “Boomerang Mechanical Parking Solutions in partnership with Stokes Industries.”(or such similar language agreed to by the Parties). The Mechanical Parking Systems, where appropriate, will have "Engineered by Stokes Industries" (or similar language agreed to by the Parties) permanently affixed to such Mechanical Parking Systems. In addition, the Parties must agree on branding (Stokes Industries, must appear in the branding).

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6.2 JVC Sales Requirements Both Stokes and Boomerang will contribute their respective potential customer lists to the JVC. These two lists will be further broken down to include a potential job list or “Pipeline”. An agreed upon sales schedule will be developed and agreed to prior to simultaneously upon entering into this Agreement. All sales activities will be managed via a cloud based CRM software system. Currently Stokes is using "Sales Force". All potential business will identified by the JVC and ownership will be assigned upon entry into such system. Initial decision regarding account ownership will be made by Anderes. A set of mutually agreed upon guidelines will be developed by Chris Mulvihill and Peter Anderes immediately upon the acceptance of these initial terms and will be presented in conjunction with the final agreement. Discrepancies will be reviewed by Anderes & Mulvihill. The Parties also agree to the Expected Pricing List, attached hereto and made a part hereof as Exhibit “C”, which shall be amended from time to time upon agreement of the Parties.

6.3 Marketing Budget and Agreed upon Expenditures This marketing budget as detailed within the Marketing Plan set forth in Exhibit “A”, shall be for the funding of hard and soft cost marketing and operational expenses incurred by the JVC. Intangible marketing expenses such as promoting the JVC at trade shows already attended by Boomerang shall be contributed separately by Boomerang. Boomerang shall incorporate Mechanical Parking Systems content in its general marketing materials (brochures/website) at no charge to the JVC. Likewise, Stokes, shall make any relevant content (drawings, renderings, photos, videos, copy) it has available to the JVC at no charge. The Mechanical Parking Systems shall be limited to those set forth above, provided, however, the JVC shall also promote Boomerang as the exclusive source of Automated AGV Parking systems (“AGV Systems”).

ARTICLE 7

AGV Systems Sales The primary purpose of the JVC is to market and sell the Mechanical Parking Systems. Notwithstanding the foregoing, it is expected in the normal course of business that the JVC may uncover opportunities for the sale of AGV Systems. Such AGV Systems sales opportunities that are identified through the sole efforts of the JVC, and which Boomerang is not aware of, shall be designated as a JVC originated sale. In such event, the JVC shall introduce Boomerang to such opportunity that has inquired about an AGV System. If such introduction by the JVC results in the sale of an AGV System, then the JVC will be entitled to a mutually agreeable commission. Other than as noted herein, the JVC shall be prohibited from engaging in the business of AGV Systems, and under no circumstances shall the JVC refer any AGV System business opportunity to any party other than Boomerang without the express written consent of Boomerang. Notwithstanding the foregoing, Boomerang and Stokes shall each be able to pursue rack and rail automated parking systems (hereinafter “Non-AGV Systems”); provided, however that if a Non-AGV Systems opportunity originates exclusively by either Boomerang or Stokes, independent of the JVC, then Boomerang or Stokes, as the case may be, may pursue such opportunity on its own. In the event that the Non-AGV Systems opportunity originates from the JVC, then the JVC may source such opportunity through Boomerang or Stokes.

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ARTICLE 8

8.1 Sample Equipment Order In order to positively impact the JVC’s sales and marketing efforts, Boomerang shall arrange for a related party, Crystal Springs Resort, to purchase upon terms and conditions negotiated within 30 days of execution of this Agreement;

•	Lift Slide System – 1 system 3 high and 10 wide with 2 loading areas

•	Four Post System – 1 system 3 high and 4 wide

•	No Post Systems – 1 system 3 high (or 2 high depending on what fits) and 3 wide

•	Cantilevers – 8 units (we can discuss getting 100 if we think we can have optionality on using these as inventory for the JVC)

8.2 Access to Sample Equipment Boomerang shall insure that these systems are used by the resort, are kept presentable and are accessible to the JVC to conduct demonstrations at all reasonable times. Furthermore, Boomerang shall negotiate with the resort to provide the JVC with a 50% discount on lodging and food and beverage in order to facilitate JV’s sales and marketing efforts.

ARTICLE 9

TRANSFER OF UNITS

9.1	Except as permitted by this Article 9 or with the prior written consent of all of the other Parties, no Party shall:

(a)	transfer any Units (any current or cumulative transfer of ownership of greater than 50% in either Boomerang MP Holdings, Inc. or Stokes being deemed a transfer of all of the Units of a Party);

(b)	grant, declare, create or dispose of any right or interest in any Units; or

(c)	create or permit to exist any pledge, lien, fixed or floating charge or other encumbrance over any Units.

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9.2	In the event that a selling Member (the “Seller”) proposes to transfer its Units to a proposed third party purchaser (“Third Party Purchaser”), the other Continuing Party shall have a right of first refusal with respect to the Seller's Units. For this purpose, no transfer of the Seller's Units shall be made unless the following provisions are complied with in respect of such transfer:

(a)	The Seller shall first give the other Party (the “Offeree Parties”) a notice (“Transfer Notice”) of any proposed transfer together with details of the Third Party Purchaser, the purchase price and other material terms which the Seller and the Third Party Purchaser have agreed.

(b)	The Offeree Parties shall have thirty (30) days from the date of its receipt of the Transfer Notice to purchase the Units proposed to be sold by the Seller , on an all or none basis, on the terms set forth in the Transfer Notice in proportion to their then existing Member ratio of the JVC;

(c)	In the event that all or a part of the Units proposed to be sold by the Seller is not sold in accordance with Paragraph (a) through (b) above within the thirty (30) day period set forth above (“Option Period”), the Seller may sell such Units to the Third Party Purchaser on terms no less favorable to the Seller than those set forth in the Transfer Notice within sixty (60) days of the expiration of the Option Period. If such Units are not sold by the Seller within sixty (60) days after the expiration of the Option Period, then the right of the Seller to sell such Units shall expire and the obligations of this Article 9.2 shall be reinstated.

9.3	[INTENTIONALLY OMITTED.]

9.4	The purchase price for a Member’s Membership Interest purchased and sold pursuant to this Agreement, as the case may be, shall be the amount determined by an accounting firm, who shall apply Generally Acceptable Accounting Principles in making its determination. If at least three directors agree, the firm to be used shall be that accounting firm normally retained by the JVC. In the absence of such agreement, the firm shall be one of the “Big Four” accounting firms (to be chosen by lot if at least three directors cannot agree).

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9.5    Commencing in calendar year 2018, either Party may, upon ninety (90) days written notice to the other Party (the “Notifying Party”), notify such other Party (the “Receiving Party”) that it intends to either buy out the Units of the Receiving Party (the “Purchase Option”) or that the Notifying Party wants to sell its Units to the Receiving Party (the “Sale Option”). The Notifying Party shall provide one (1) price (the “Valuation”) for both the Purchase Option and the Sale Option. The Notifying Party shall set forth the Valuation in the above referenced notice, and the Receiving Party shall have the option to select either the Purchase Option or the Sale Option at the Valuation. The Receiving Party shall select the respective option within the notice period set forth above, and the closing for the respective transaction shall occur within sixty (60) days after the expiration of the 90 day notice period.

ARTICLE 10
EFFECTIVE DATE, DURATION AND TERMINATION

10.1	This Agreement shall be effective on the date first written above.

10.2	Unless all Directors and Members shall mutually agree, this Agreement shall continue in effect until January 1, 2018, on and after which date this Agreement may be terminated pursuant to the provisions of this Agreement or by mutual agreement of the Parties hereto. If any Party transfers all of its Units in the JVC in accordance with the terms and conditions of this Agreement, then all Parties shall be entitled to adequate continuing protection with respect to the proprietary information of said Party in any resulting termination agreement.

10.3	This Agreement shall be terminable forthwith by any Party upon sending written notice upon the occurrence of one or more of the following events:

(a)	if any other Party shall commit a material breach of any of its obligations under this Agreement, which, if remediable, is not remedied within sixty (60) days from the giving of written notice requiring said breach to be remedied;

(b)	if any Party shall be or becomes incapable for a period of six (6) months of performing any of its said obligations under this Agreement because of force majeure as defined in Article 16 hereof; or

(c)	if any Party or its creditors or any other eligible party shall file for said Party's liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if the Party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they became due (except debts contested in good faith), or if the creditors of such Party have taken over its management, or if any material or significant part of such Party's undertaking, property, or assets shall be intervened in, expropriated, or confiscated by action of any government.

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ARTICLE 11
CONSEQUENCES OF TERMINATION

11.1	Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties at the date of termination, unless waived in writing by mutual agreement of the Parties.

11.2	Upon termination, each Party shall (at the request of the other Parties) take all steps necessary to ensure that the name of the JVC is immediately changed so that it no longer contains any reference to any company/corporation name, trade name, trademark or service mark then owned by the other Party or any of its Affiliates (other than the JVC).

11.3	In the event this Agreement is terminated by a Party (“Terminating Party”) in consequence of breach of this Agreement by any of the other Parties (“Breaching Party”), then

(a)	the Breaching Party shall discontinue use, cancel and return the Terminating Party's confidential and/or proprietary information, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information; and

(b)	the Terminating Party shall enjoy (without prejudice to any right it may have to receive damages in consequence of breach of this Agreement) the right to secure, at the JVC's expense, an appraisal of the net worth of the JVC's Units from a nationally recognized firm of accountants on a going-concern basis, and the Terminating Party shall have either of the following rights, at its option, and the Breaching Party shall have the corresponding obligations:

(i)	to require the Breaching Party (and its Affiliates, if applicable) to sell all of its Units of the JVC to the Terminating Party at the value as thus appraised. In the event that there is more than one Terminating Party, then the Terminating Parties shall purchase such Units in proportion to their then current shareholding ratio; or

(ii)	to require the Breaching Party to purchase all or any portion of the Units of the Terminating Party at their value as thus appraised.

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(c)	A contract for the sale and purchase of Units shall be deemed to have been entered into upon the dispatch of written notice to the Breaching Party of the election of the Terminating Party to exercise the option given in Article 11.3 (b) above, and payment for the Units shall be due within sixty (60) days of the completion of the appraisal of the Units.

11.4	If this Agreement is terminated for any reason other than breach of one of the Parties, then:

(a)	The Terminating Party shall have the right, by written notice, to require the other Parties to discontinue use, cancel, and return (and to cause the JVC to discontinue use, cancel, and return) the confidential and/or proprietary information, supplied by such Party giving the notice, together with all reproductions and copies thereof and other written documents related thereto, retaining no reproductions or copies of or other written documents relating to said confidential and/or proprietary information.

(b)	Upon written request from the Terminating Party, all Parties shall meet and negotiate in good faith in order to reach a mutually acceptable agreement concerning the ultimate disposition of their ownership rights in the JVC. However, should such an agreement not be achieved within ninety (90) days of such notice, then any of the Parties may secure, at the JVC’s expense, an appraisal of the net worth of the JVC’s Units from a nationally recognized firm of accountants on a going-concern basis, and the Terminating Party shall have either of the following rights, at its option, and the other Parties shall have corresponding obligations:

(i)	to require the other Parties (and their Affiliates, if applicable) to sell all of their Units in the JVC to the Terminating Party or to any designee of the Terminating Party at the value as thus appraised; or

(ii)	the right to require the other Parties to purchase all or any portion of the Units of the Terminating Party and its Affiliates at the value as thus appraised.

(c)	In the event any non-Terminating Party fails to respond to the Terminating Party’s request, the contract for the sale or purchase of Units shall be deemed to have been entered into upon the lapse of thirty (30) days from the dispatch of written notice to the other Parties of the election of the Terminating Party to exercise the option given in Article 11.4 (b) hereof, and payment for the Units shall be due within sixty (60) days of the completion of the appraisal of the units.

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11.5	The rights of the Terminating Party provided in this Article 11 shall be cumulative to, and not exclusive of, other rights to which the Terminating Party is entitled at law and/or under this Agreement.

ARTICLE 12
DISPUTE RESOLUTION AND GOVERNING LAW

12.1	Subject to the provisions described in Section 4.1(e), any controversy or claim arising out of or in relation to this Agreement, or breach hereof, shall be finally settled by arbitration in Morris County, New Jersey.

(a)	The arbitration shall be conducted before three arbitrators in accordance with the Rules of the American Arbitration Association then in effect.

(b)	The Party or Parties requesting arbitration shall appoint one arbitrator and the other Parties in the position of defendant shall jointly appoint a second arbitrator within thirty (30) days after receipt of a demand for arbitration. The arbitrators shall be freely selected, and the Parties shall not be limited to any prescribed list. The two arbitrators thus appointed shall, within thirty (30) days after both shall have been appointed, appoint a third arbitrator, who shall preside over the arbitration proceedings.

(c)	If any appointment required herein shall not be made within the prescribed time, then such appointment may be made by Boomerang.

(d)	The award of the arbitrators shall be final and conclusive. All Parties taking part in the arbitration shall be bound by the award rendered by the arbitrators and judgment thereon may be entered in any court of competent jurisdiction.

(e)	Notwithstanding any other provision of this Agreement, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrators.

12.2	The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of New Jersey, USA. The Parties submit to the exclusive and irrevocable venue in the federal courts of New Jersey for either injunctive relief or enforcement of any arbitration award.

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ARTICLE 13
NON-WAIVER AND OTHER REMEDIES

13.1	Failure of any Party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

13.2	Nothing in this Agreement shall prevent a Party from enforcing its rights by such remedies as may be available in lieu of termination.

ARTICLE 14
UNENFORCEABLE TERMS

14.1	In the event any material term or provision of this Agreement shall for any reason become invalid, illegal or unenforceable in any respect, the Agreement shall be amended upon agreement of the Parties to ensure compliance.

ARTICLE 15
FORCE MAJEURE

15.1	The failure or delay of any of the Parties hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, embargoes, strikes, lockouts, accidents in transportation, port congestion or other causes beyond its control (“force majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such force majeure, shall have used reasonable diligence to avoid such force majeure and ameliorate its effects, and shall continue to take all actions within its power to comply as fully as reasonably possible with the terms of this Agreement.

15.2	Except where the nature of the event shall prevent it from doing so, the Party suffering such force majeure shall notify the other Parties in writing within fourteen (14) days after the occurrence of such force majeure and shall in every instance, to the extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such cause with all reasonable dispatch.

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ARTICLE 16
DISCLAIMER OF AGENCY

This Agreement shall not be deemed to constitute any Party the agent of another Party hereto, nor shall it constitute the JVC an agent of any Party.

ARTICLE 17
ASSIGNABILITY

Except as otherwise provided herein, this Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, devisees and successors, but neither this Agreement nor any rights hereunder shall be assignable, directly or indirectly, by any Party hereto without the prior written consent of the other Parties; provided, however, that the provisions of Section 9 shall control if a Party intends on assigning its rights and obligations arising from this Agreement. ,.

ARTICLE 18
NOTICE

18.1	All written notices, requests, demands, and other communications under this Agreement or in connection herewith shall be given by letter (delivered by hand, by air courier, or by registered air mail) or by electronic mail, or facsimile transmission confirmed by such a letter, which shall be addressed to the respective Parties as follows:

To:    Boomerang Systems Inc.
Address: 30B Vreeland Road, Florham Park, N.J. 07932
Fax No: 973-387-8504
Marked for the attention of:

To:    Stokes Industries-USA, LLC
Address: PO Box 12720, Charlotte, NC 28220-2720
Fax No: 704-364-6997
Marked for the attention of: Peter Anderes

18.2	Any notice so given shall be deemed to be received upon confirmation in case of facsimile transmission, or in case of letter, (i) upon receipt confirmation for airmail or air courier, or (ii) upon receipt, or seven (7) days after posting, whichever is earlier, for mail sent between the Parties.

18.3	To prove service of notice, it shall be sufficient to prove that a telex, cable, or facsimile transmission containing the notice was properly addressed and properly dispatched or to show that a letter was properly addressed and posted, provided, that a return receipt or registered mail receipt has been returned to the sender indicating delivery of said letter.

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18.4	Any Party may change the address at any time by written notice to the other Parties pursuant to the terms of this Article 19.

ARTICLE 19
ENTIRE AGREEMENT; JVA AS OPERATING AGREEMENT; AND TAX MATTERS PARTNER.

19.1	This Agreement supersedes all previous representations, understandings, or agreements, oral or written, among the Parties with respect to the subject matter hereof, and the agreements and documents contemplated hereby contain the entire understanding of the Parties as to the terms and conditions of their relationship.

19.2	Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

19.3	No changes, alterations, or modifications hereto shall be effective unless they are in writing and are signed by authorized representatives of all Parties.

19.4	Headings of Articles in this Agreement are for convenience purpose only and do not substantively affect the terms of this Agreement.

19.5 This Agreement shall serve as the Operating Agreement for the JVC. For purposes of this Agreement, Peter Anderes shall be appointed the tax matters partner and upon receipt of correspondence from the respective taxing authorities shall promptly notify the Company Board of Directors.

ARTICLE 20
NON-COMPETITION AND OTHER BUSINESS RIGHT OF FIRST REFUSAL

20.1 During the term of this Agreement and for three (3) years thereafter (the “Restriction Period”), no Party shall, without prior written consent from the other Parties, solicit, or permit any of its Affiliates to solicit, directly or indirectly, any employee of the JVC to become employed by or otherwise to perform any services for such Party or any third party.

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20.2  During the Restriction Period, Boomerang and Stokes shall not become engaged in any business activity (whether as an owner, employee, independent contractor, consultant or otherwise), either directly or indirectly, which competes with the Mechanical Parking Systems of the JVC within North America (the “Restricted Area”).

20.3 In addition, during the Restricted Period, Stokes, Stokes Industries Co. Ltd., Peter Anderes, Van Stokes Sr., Van Stokes Jr., or such other family members of such individuals, shall not become engaged in any business activity (whether as an owner, employee, independent contractor, consultant or otherwise), either directly or indirectly, in the development or assistance in the development of technology related to AGV Systems, anywhere in the World, except upon the express written consent of Boomerang Systems Inc.

20.4   In the event that Boomerang becomes aware of a Mechanical Parking Systems opportunity outside the Restricted Area, then Boomerang shall offer such opportunity to Stokes on a right of first refusal basis. If Stokes does not pursue the opportunity within 60 days of presentation by Boomerang, then Boomerang shall be able to contract with another supplier of Mechanical Parking Systems for such opportunity outside the Restricted Area. If Stokes does pursue the opportunity and a sale results, Boomerang shall be entitled to a commission mutually agreed upon by the Parties.

20.5  In the event that Stokes becomes aware of an AGV Systems opportunity outside the Restricted Area, then Stokes shall offer such opportunity to Boomerang on a right of first refusal basis. If Boomerang does not pursue the opportunity within 60 days of presentation by Stokes, then Stokes shall be able to contract with another supplier of AGV Systems for such opportunity outside the Restricted Area. If Boomerang does pursue the opportunity and a sale results, Stokes shall be entitled to a commission mutually agreed upon by the Parties.

ARTICLE 21
GUARANTY

(a)	In consideration of Stokes consenting to Boomerang Systems, Inc. (“BSI”) entering into this Agreement by means of its wholly-owned subsidiary, BSI hereby agrees to irrevocably and unconditionally guarantee to Stokes the full and complete performance of each and every obligation, including those of a financial nature, undertaken in this Agreement by Boomerang MP Holdings, Inc. This guaranty shall be a primary and direct obligation of BSI to Stokes, and shall not require any prior demand upon, or exhaustion of remedies against, MP Holdings, Inc.

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(b)	In consideration of Boomerang MP Holdings, Inc consenting to Stokes Industries Co. Ltd. (“Stokes International”) entering into this Agreement by means of Stokes, Stokes International hereby agrees to irrevocably and unconditionally guarantee to Boomerang MP Holdings, Inc. the full and complete performance of each and every obligation, including those of a financial nature, undertaken in this Agreement by Stokes. This guaranty shall be a primary and direct obligation of Stokes International to Boomerang MP Holdings, Inc., and shall not require any prior demand upon, or exhaustion of remedies against, Stokes.

ARTICLE 22

INDEMNIFICATION

The JVC is concerned about the possibility of successor liability as Stokes and the JVC conduct related business in the Mechanical Parking Systems industry. As such, Stokes, and Stokes Industries Co. Ltd. agree to indemnify and hold the JVC, Boomerang MP Holdings, Inc., and any parent company of Boomerang MP Holdings Inc. (collectively the “Boomerang Indemnities”) harmless from, and against, any claims, investigations, litigation and all losses, injuries, damages, costs, fees, judgments and expenses that any Boomerang Indemnitee, may suffer, incur, be put to, pay or expend (collectively, “Claims”) by reason of, arising out of, or as a result of the Accident or such other liabilities that arise from the operation of Stokes’ or Stokes Industries Co. Ltd. businesses outside the JVC both before or after the date of this Agreement.

Boomerang MP Holdings Inc. agrees to indemnify and hold the JVC, Stokes and Stokes Industries Co. Ltd. (collectively the “Stokes Indemnities”) harmless from, and against, any claims, investigations, litigation and all losses, injuries, damages, costs, fees, judgments and expenses that any Stokes Indemnitee may suffer, incur, be put to, pay or expend (collectively “Claims” by reason of, arising out of, or as a result of the operation of Boomerang’s business outside of the JVC both before and after the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first hereinabove set forth.

BOOMERANG MP HOLDINGS INC.	STOKES INDUSTRIES-USA, LLC

By: /s/ Christopher Mulvihill	By: /s/ Peter Anderes
Name: Christopher Mulvihill	Name: Peter Anderes
Title: President	Title: Managing Member

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For the purposes of Article 20.3 only:

/s/ Peter Anderes

Peter Anderes

/s/ Van Stokes Sr.

Van Stokes Sr.

/s/ Van Stokes Jr.

Van Stokes Jr.

For the purposes of Article 21(a) only:

BOOMERANG SYSTEMS, INC.

By: /s/ Christopher Mulvihill

Name:	Christopher Mulvihill
Title:	President

For the purposes of Article 20.3, Article 21(b) and Article 22 only:

STOKES INDUSTRIES CO. LTD.

By: /s/ Van Stokes Sr.

Name:	Van Stokes Sr.
Title:	President/CEO

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